Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

Board of Directors
Gardner Denver, Inc.:

We consent to the use of our reports dated February 3, 2003, with respect to the consolidated balance sheet of Gardner Denver, Inc. as of December 31, 2002, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2002, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

As discussed in Note 5 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in the year ending December 31, 2002.

/s/    KPMG LLP

St. Louis, Missouri
September 22, 2003